UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 23, 2016

ACQUIRED SALES CORP.
(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Acquired Sales Corp. ("Acquired Sales") has signed a letter of intent to acquire Aggregated Marketing Platform Inc. ("AMP"), Processing for a Cause Inc. ("PFAC"), and a related management company.

The proposed acquisitions, which can only be closed upon the parties meeting several conditions, will include up to $200,000 in cash consideration, and stock consideration of 7 million shares and options to purchase 5 million shares of common stock of Acquired Sales. Up to 71% of such shares will be cancelled if certain consolidated pre-tax income milestones are not met by December 31, 2019, and up to 100% of such options will be cancelled if those consolidated pre-tax income milestones are not met by December 31, 2026.

AMP plans to aggregate virtual gifting programs with traditional TV, radio, billboards, stadium screens and other marketing media using patent-pending software, and AMP is in negotiations with several professional sports teams to launch its aggregated marketing platform starting next month. PFAC plans to market credit card processing programs designed to benefit not-for-profit entities. AMP and PFAC were both launched by Sports 1 Marketing in January of 2016.

Following the acquisitions, H. Warren Moon and Gerard M. Jacobs will serve as Co-Chairmen of Acquired Sales, and David C. Meltzer and Gerard M. Jacobs will serve as Co-CEOs of Acquired Sales.

Closing of the acquisitions is subject to a number of conditions, including the completion of mutually acceptable due diligence, delivery of audited financial statements, completion of a capital raise of at least $4.5 million, execution of definitive acquisition documents, obtaining necessary third party approvals, and completion of all necessary securities filings.

Item 9.01 Financial Statements and Exhibits.

10.33	Letter of Intent; Acquired Sales Corp. acquisition of Aggregated Marketing Platform Inc. and Processing for a Cause Inc.
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES CORP

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated:  June 23, 2016